Exhibit 99.1




            Metris Prices $52.8 Million of Double B Rated Securities

MINNETONKA, Minn. (Jan. 20, 2005) - Metris Companies Inc. (NYSE: MXT) announced today that Metris Receivables, Inc. ("MRI"), its wholly owned subsidiary, will issue $52.8 million of credit card asset-backed securities from the Metris Secured Note Trust 2004-2 ("MSNT 2004-2"). MRI is expected to receive the proceeds on the January 26, 2005 closing date.

The floating-rate Class D secured notes, maturing on October 20, 2006, were rated Ba2/BB+ by Moody's Investors Service, Inc. and Fitch Inc., respectively, and priced at one-month LIBOR plus 325 basis points. Proceeds from this issuance will be available for general corporate purposes, including the prepayment of corporate debt.

MRI previously issued an aggregate $600 million of Class A, Class M and Class B securities from the Metris Master Trust, and Class C secured notes from the MSNT 2004-2 in November 2004. The $652.8 million of total securities sold, including the Class D secured notes, were priced at a weighted spread of one-month LIBOR plus 69 basis points. The credit enhancement for the securities issued from the MSNT 2004-2 is a $101.9 million retained interest, which is 13.5 percent of the underlying receivables. The Class D secured notes also have a cash reserve account for the timely payment of interest.

"We are very pleased with our first issuance of Double B rated asset-backed securities, which was well received by investors and broadly distributed," said Metris Treasurer Scott Fjellman. "This transaction allows us to lower our enhancement levels for our securitizations, while achieving cost-effective funding. Given the success of this transaction, we will consider being a more programmatic issuer of Double B rated securities in future periods."

"The sale of the Double B rated tranche will reduce our retained interests in loans securitized," said Metris Controller Mark Wagener. "Metris recorded the initial loss on securitization in the fourth quarter of 2004 on the sale of the first four tranches of the MSNT 2004-2. We will reverse part of the loss with the sale of this tranche today. Consequently, the aggregate accounting losses on this securitization will be lower than previously expected. Losses should also be lower on future securitizations in which Double B rated securities are sold. We believe this should reduce the fluctuations in our future quarterly earnings as well."

The MSNT 2004-2 Class D secured notes will be issued in transactions that will not be and have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and the Class D secured notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Class D secured notes.

Metris Companies Inc., based in Minnetonka, Minn., is one of the largest bankcard issuers in the United States. The company issues credit cards through Direct Merchants Credit Card Bank, N.A., a wholly owned subsidiary headquartered in Phoenix, Ariz. For more information, visit www.metriscompanies.com or www.directmerchantsbank.com.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Forward-looking statements are based on certain assumptions by management and are subject to risks, trends and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, our high liquidity requirement and our need to enter into financing transactions on a regular basis; the risk of reduced funding availability and increased funding costs; the higher delinquency and charge-off rates of our targeted middle-market consumers as compared to higher income consumers; the risk that certain events could result in early amortization (required repayment) of the securities issued by the Metris Master Trust; the risk that the recent improvement in our delinquency and charge-off rates may not continue; the risk that Direct Merchants Bank's regulators could impose additional restrictions that could negatively impact our operations or financial condition, including further restrictions or limitations relating to Direct Merchants Bank's minimum capital and credit loss reserve requirements and its ability to pay distributions to us; risks associated with Direct Merchants Bank's ability to operate in accordance with its regulatory restrictions, including those in its modified operating agreement with the OCC; the risk that we could be required to provide support to Direct Merchants Bank; risks associated with fluctuations in the value of and income earned from our retained interests in securitizations; interest rate risk, including the risk of adverse changes in the interest rates on the funds we borrow and the amounts we loan to our credit card customers; risks associated with the intense competition we face; the effect of laws and regulations that apply to us, or adverse changes in those laws or regulations, including, among others, laws and regulations that limit the fees and charges that we are allowed to impose, regulate our practices for collection and sharing of non-public customer information, govern the sale and terms of products and services we offer and require that we obtain and maintain licenses and qualifications; the risk that we may be adversely affected by litigation involving us, by our ongoing SEC and OCC investigations or by the IRS's examination of our treatment of certain credit card fees as original issue discount; the effects of our previous restatements of our financial results; the impact of recent decisions in the antitrust litigation involving MasterCard(R) and Visa(R) and other industry-wide risks including, among others, the risk of fraud by cardholders and third parties and the risk of decreased consumer acceptance of credit card products; and general economic conditions that can have a negative impact on the performance of credit card loans and the marketing of our credit protection, insurance and other products.

For further information on risks that could impact us and statements in this press release, please refer to our filings with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as amended.


Scott Fjellman           Jeff Grosklags               Mark Wagener
Senior Vice President    Senior Vice President        Senior Vice President
Treasurer                Investor/Public Relations    Controller
Phone: 952.358.4508      Phone: 952.525.5074          Phone: 952.358.4585
Fax: 952.593.4733        Fax: 952.358.4606            Fax: 952.358.4428